Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Third Quarter 2019 Financial Results

Columbia, MD. November 7, 2019. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended September 30, 2019.
Overview:

•	Revenue of $139.0 million for third quarter of 2019 compared to $123.6 million for third quarter of 2018

•	Gross profit of $21.7 million for third quarter of 2019 compared to $19.2 million for third quarter of 2018

•
Diluted earnings per share of $0.13 for third quarter of 2019 compared to $0.20 per share for third quarter of 2018 (Adjusted EPS of $0.24 for third quarter of 2019 compared to $0.27 for third quarter of 2018 after adjusting for special items)

•	Cash flow from operations of $10.9 million for third quarter of 2019 compared to cash used in operations of $3.6 million for third quarter of 2018

•	Backlog of $338.1 million as of September 30, 2019, a 28% increase compared to $264.4 million as of September 30, 2018

“In addition to delivering both a 12% increase in revenue and a 10% increase in Adjusted EBITDA to $10.8 million in the third quarter of 2019, we have made significant progress in both our business development efforts and in strengthening our balance sheet,” stated Scott N. Greenberg, Chief Executive Officer of GP Strategies. “We generated $10.9 million of operating cash flow for the quarter and our net debt position after subtracting cash was reduced to $105.4 million as of September 30, 2019 from $113.5 million as of June 30, 2019. In addition, in October 2019, the Company sold its tuition program management services business, which had trailing twelve months revenue of $6.4 million, for approximately $20 million. The Company has used the net cash proceeds to further reduce its net debt.”

"We're seeing a significant increase in the amount of open sales opportunities," stated Adam Stedham, President of GP Strategies. "TTi is exceeding pro forma revenue projections for 2019, and our backlog has increased from $264.4 million as of September 30, 2018 to $338.1 million as of September 30, 2019. Based on these positive indicators, we expect to deliver mid-single digit organic revenue growth in 2020."

The Company's revenue increased $15.4 million, or 12.5%, to $139.0 million for the third quarter of 2019 from $123.6 million in the third quarter of 2018. Revenue in the Workforce Excellence segment increased $2.0 million, or 2.5%, which includes 9% growth in managed learning services due to new outsourcing and content development contracts, which was partially offset by a decline in engineering and technical services. Revenue in the Business Transformation Services segment increased $13.5 million, or 31%, due to revenue from the TTi Global acquisition completed in December 2018, as well as an increase in sales training services for automotive clients. Foreign currency exchange rate changes resulted in a $1.8 million decrease in U.S. dollar reported revenue during the third quarter of 2019, which primarily impacted the Workforce Excellence segment.

Gross profit was $21.7 million, or 15.6% of revenue, for third quarter of 2019 compared to $19.2 million, or 15.5% of revenue, for third quarter of 2018. Gross profit increased $2.5 million during the third quarter due to increased revenues despite $1.0 million of severance expense which is included in cost of revenue for the third quarter of 2019.

Operating income decreased $1.7 million to $4.5 million for the third quarter of 2019 from $6.2 million for the third quarter of 2018. The decrease in operating income is primarily due to an increase in selling, general and administrative expenses, partially offset by an increase in gross profit.

Interest expense increased to $1.6 million for the third quarter of 2019 compared to $1.1 million for the third quarter of 2018. The increase is due to an increase in interest rates and borrowings under the Company's credit agreement. Other income increased $0.9 million during the third quarter of 2019 primarily due to $0.5 million of royalty income in the third quarter of 2019 related to a divested business for which a $0.3 million loss on disposal was included in other expense during the third quarter of 2018. Income tax expense was $1.0 million, or a 31.0% effective tax rate, for the third quarter of 2019 compared to $1.1 million, or a 25.4% effective tax rate, for the third quarter of 2018. Net income was $2.1 million, or $0.13 per share, for the third quarter of 2019 compared to $3.2 million, or $0.20 per share, for the third quarter of 2018.

Balance Sheet and Cash Flow Highlights
As of September 30, 2019, the Company had cash of $7.7 million compared to $13.4 million as of December 31, 2018. The Company had $113.2 million of long-term debt outstanding as of September 30, 2019 under its $200 million revolving credit facility.

On October 1, 2019, the Company sold its tuition program management business for approximately $20 million in cash paid on closing, other than $1.5 million which is held in escrow to secure possible indemnification claims.

Cash provided by operating activities was $4.6 million for the nine months ended September 30, 2019 compared to $3.5 million for the same period in 2018.

Investor Call
The Company has scheduled an investor conference call and webcast for 10:00 a.m. Eastern Time on November 7, 2019. Prepared remarks regarding the company’s financial and operational results will be followed by a question and answer period with GP Strategies’ executive management team. The conference call may be accessed via webcast at: https://services.choruscall.com/links/gpx191107.html or by calling +1 (833) 535-2204 within the US, or +(412) 902-6747 internationally, and requesting the “GP Strategies Conference.” The presentation slides broadcast via the webcast will also be available on the Investors section of GP Strategies’ website the morning of the call. Participants must be logged in via telephone to submit a question to management during the call. Participants may optionally pre-register for the webcast at http://dpregister.com/10136547.

The webcast will be archived on the Investors section of GP Strategies’ website and will remain available for 90 days. Alternatively, a telephonic replay of the conference call will be available for one week and may be accessed by dialing +1 (877) 344-7529 in the US, or +1 (412) 317-0088 internationally, and requesting conference number 10136547.
Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted Earnings per Diluted Share (Adjusted EPS), backlog, and free cash flow (cash flow from operating activities less capital expenditures), and organic revenue growth. The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA and Adjusted EPS to the most comparable GAAP equivalents, see the Non-GAAP Reconciliations, along with related footnotes, below. With respect to our outlook for 2020 organic revenue growth, such measure is a forward-looking non-GAAP financial measure and the Company has not reconciled it to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Reconciliation of this measure on a forward-looking basis would require unreasonable efforts to estimate and quantify because we are unable to predict the impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates and because we are unable to predict the occurrence or impact of any acquisitions, dispositions, or other potential changes.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2019	2018	2019	2018

Revenue	$139,005	$123,566	$427,891	$382,289
Cost of revenue	117,338	104,367	361,987	322,838
Gross profit	21,667	19,199	65,904	59,451
General and administrative expenses	15,240	12,227	46,769	40,207
Sales and marketing expenses	1,830	1,297	5,725	3,128
Restructuring charges	104	—	1,405	2,930
Gain on change in fair value of contingent consideration, net	—	526	677	3,972
Operating income	4,493	6,201	12,682	17,158
Interest expense	1,575	1,095	4,852	1,631
Other income (expense)	184	(760)	272	(1,912)
Income before income tax expense	3,102	4,346	8,102	13,615
Income tax expense	961	1,102	2,408	4,164
Net income	$2,141	$3,244	$5,694	$9,451

Basic weighted average shares outstanding	16,901	16,536	16,773	16,555
Diluted weighted average shares outstanding	16,939	16,628	16,807	16,647
Per common share data:
Basic earnings per share	$0.13	$0.20	$0.34	$0.57
Diluted earnings per share	$0.13	$0.20	$0.34	$0.57

Other data:
Adjusted EBITDA(1)	$10,758	$9,813	$29,964	$30,422
Adjusted EPS (1)	$0.24	$0.27	$0.61	$0.78

(1)
The terms Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures that the Company believes are useful to investors in evaluating its results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2019	2018	2019	2018
Revenue by segment:
Workforce Excellence	$82,490	$80,516	$242,999	$239,044
Business Transformation Services	56,515	43,050	184,892	143,245
Total revenue	$139,005	$123,566	$427,891	$382,289

Gross profit by segment:
Workforce Excellence	$14,290	$13,400	$41,092	$39,682
Business Transformation Services	7,377	5,799	24,812	19,769
Total gross profit	$21,667	$19,199	$65,904	$59,451

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$10,854	$(3,615)	$4,551	$3,510
Capital expenditures	(878)	(753)	(1,905)	(2,267)
Free cash flow	$9,976	$(4,368)	$2,646	$1,243

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2019	2018	2019	2018
Net income	$2,141	$3,244	$5,694	$9,451
Interest expense	1,575	1,095	4,852	1,631
Income tax expense	961	1,102	2,408	4,164
Depreciation and amortization	2,335	1,909	6,992	5,670
EBITDA	7,012	7,350	19,946	20,916
Adjustments:
Non-cash stock compensation expense	1,520	967	3,939	3,501
Restructuring charges	104	—	1,405	2,930
Severance expense	1,015	—	2,026	—
Gain on change in fair value of contingent consideration, net	—	(526)	(677)	(3,972)
ERP implementation costs	455	346	1,603	2,956
Foreign currency transaction losses	500	529	1,052	2,024
Legal acquisition and transaction costs	152	508	670	1,111
Loss on divested business	—	639	—	956
Adjusted EBITDA	$10,758	$9,813	$29,964	$30,422

(2)
Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization, non-cash stock compensation expense, gain or loss on the change in fair value of contingent consideration and other unusual or infrequently occurring items. For the periods presented, these other items are restructuring charges, severance expense, ERP implementation costs, foreign currency transaction losses and legal acquisition costs. We added legal acquisition costs as an adjustment in the Adjusted EBITDA calculation during the third quarter of 2018 as these costs became significant based on increased acquisition activity during 2018 and we believe it will assist investors in better understanding our results as these acquisition-related expenses are likely to vary significantly from period-to-period based on the size, number and complexity and timing of our acquisitions. Adjusted EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – Adjusted EPS (3)
(Unaudited)

	Quarter ended		Nine months ended
	September 30,		September 30,

	2019	2018	2019	2018
Diluted earnings per share	$0.13	$0.20	$0.34	$0.57
Restructuring charges	—	—	0.06	0.13
Severance expense	0.04	—	0.08	—
Gain on change in fair value of contingent consideration, net	—	(0.02)	(0.03)	(0.17)
ERP implementation costs	0.02	0.02	0.07	0.13
Foreign currency transaction losses	0.02	0.02	0.04	0.08
Legal acquisition and transaction costs	0.01	0.02	0.03	0.05
Settlement of contingent consideration in shares	0.02	—	0.02	—
Loss on divested business	—	0.03	—	0.04
Reversal of contingent interest	—	—	—	(0.05)
Adjusted EPS	$0.24	$0.27	$0.61	$0.78

(3)
Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, is defined as earnings per diluted share excluding the gain or loss on the change in fair value of acquisition-related contingent consideration and special charges, such as restructuring, and other unusual or infrequently occurring items of income or expense. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the gain or loss on the change in fair value of acquisition-related contingent consideration and other special charges, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$7,739	$13,417
Accounts and other receivables	115,951	107,673
Unbilled revenue	59,957	80,764
Prepaid expenses and other current assets	25,930	19,048
Total current assets	209,577	220,902
Property, plant and equipment, net	5,884	5,859
Operating lease right-of-use assets	27,136	—
Goodwill and other intangible assets, net	193,553	197,057
Other assets	13,423	10,920
Total assets	$449,573	$434,738

Current liabilities:
Accounts payable and accrued expenses	$77,720	$93,254
Deferred revenue	21,594	23,704
Current portion of operating lease liabilities	8,429	—
Total current liabilities	107,743	116,958
Long-term debt	113,150	116,500
Long-term portion of operating lease liabilities	22,196	—
Other noncurrent liabilities	11,441	14,711
Total liabilities	254,530	248,169
Total stockholders’ equity	195,043	186,569
Total liabilities and stockholders’ equity	$449,573	$434,738

© 2019 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Michael R. Dugan	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9627	443-367-9925